Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2007 Third Quarter Financial Results

Princeton, N.J.; October 31, 2007 – Medarex, Inc. (NASDAQ: MEDX) announced today its financial results for the three-month period ended September 30, 2007.

Medarex’s net loss for the quarter ended September 30, 2007 was $51.6 million, or ($0.41) per share as compared to a net loss of $45.9 million, or ($0.37) per share for the third quarter of 2006. Included in the 2007 results was $2.4 million, or ($0.02) per share of the net loss of Celldex Therapeutics, Inc. (a 60% owned subsidiary of Medarex), an acquisition of in-process technology charge of $6.9 million, or ($0.05) per share related to the acquisition of Ability Biomedical Corporation and a non-cash charge of $6.0 million, or ($0.05) per share for stock based compensation recorded in accordance with FAS 123(R). Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for the quarter ended September 30, 2007 was $36.3 million, or ($0.29) per share.

Total revenues for the quarter ended September 30, 2007 were $12.4 million as compared to $12.4 million for the third quarter of 2006. Research and development (R&D) expenses for the quarter ended September 30, 2007 increased by $0.8 million, from $48.4 million in the third quarter of 2006 to $49.2 million in the third quarter of 2007. General and administrative expenses decreased by $2.4 million for the quarter ended September 30, 2007, from $15.5 million in the third quarter of 2006 to $13.1 million in the third quarter of 2007.

Medarex ended September 30, 2007 with approximately $396.1 million in cash, cash equivalents, marketable securities and segregated cash. Approximately $8.9 million of this balance relates to Celldex. In addition, the fair market value of Medarex’s equity interest in Genmab A/S as of September 30, 2007 was approximately $297.0 million.

Financial Guidance

We continue to expect total cash burn to be approximately $13.0 million per month for 2007, which includes approximately $3.0 million a month to support our net contribution to the ipilimumab program. This cash burn guidance is consistent with the guidance previously provided on February 28, 2007.

Non-GAAP Financial Measurements

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non- GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “Non-GAAP Financial Measures”.

Medarex’s product development and business accomplishments during the third quarter of 2007 include the following:

•                  Announcing the expected milestone payment resulting from the initiation of a Phase III trial by our licensing partner, Novartis Pharma AG, for ACZ885, a fully human anti-IL1 beta antibody generated from Medarex’s UltiMAb® technology for the treatment of Muckle Wells Syndrome;

•                  Announcing the initiation of a Phase Ib multi-dose clinical trial of MEDI-545 for potential treatment of systemic lupus erythematosus by its partner, MedImmune, Inc.;

•                  Announcing the extension of a broad antibody development relationship to continue to provide access to Medarex’s UltiMAb® technology to its licensing partner, Centocor R&D Inc.; and

•                  Announcing the award of up to an additional $13.9 million of government funding towards the development of Valortim™ for use as an anti-toxin therapeutic to prevent and treat inhalation anthrax infections.

“We and our partners continue to make consistent progress in developing and advancing the clinical pipeline, building momentum for continual long-term growth for Medarex, and we anticipate seeing top-line data from the ipilimumab monotherapy studies in second-line metastatic melanoma patients before the end of this year” said Howard H. Pien, President and CEO of Medarex.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Over thirty of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with seven of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “expect”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, risks associated with the use of hazardous substances as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There can be no assurance that such development efforts will succeed or that other developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006

Contract and license revenues	$6,973	$6,722	$20,771	$21,520
Reimbursement of development costs	5,454	5,714	14,990	15,800
Total revenues	12,427	12,436	35,761	37,320

Costs and expenses:
Research and development	49,165	48,350	141,460	142,324
General and administrative	13,149	15,451	35,020	35,127
Acquisition of in-process technology	6,900	—	6,900	—
Operating loss	(56,787)	(51,365)	(147,619)	(140,131)

Equity in net loss of affiliate	—	—	—	(1,037)
Interest income, net	3,635	3,786	162,981	9,511
Impairment loss on investments in partners	—	—	(2,141)	—
Minority interest - Celldex	1,602	1,675	4,542	4,781
Non-cash gain on loss of significant influence in Genmab	—	—	—	3,202

Income (loss) before provision for income taxes	(51,550)	(45,904)	17,763	(123,674)
Provision for income taxes	5	37	7	321
Net income (loss)	$(51,555)	$(45,941)	$17,756	$(123,995)

Basic net income (loss) per share	$(0.41)	$(0.37)	$0.14	$(1.04)
Diluted net income (loss) per share	$(0.41)	$(0.37)	$0.14	$(1.04)

Weighted average number of common shares outstanding during the year - basic	127,125	124,555	126,200	119,698
- diluted	127,125	124,555	128,501	119,698

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)	(1)

Cash, cash equivalents and marketable securities - Medarex	$385,899	$475,494
Cash and cash equivalents - Celldex	8,698	14,000
Other current assets	23,266	22,271
Property, buildings and equipment, net	78,737	84,341
Marketable securities - Genmab	296,957	344,382
Investments in, and advances to other partners	6,041	8,141
Segregated cash - non current	1,479	1,477
Other assets	3,672	4,587
	$804,749	$954,693

Current liabilities	$81,511	$70,436
Other liabilities	89,654	97,804
Convertible notes	143,024	141,581
Minority interest	157	4,699
Shareholders’ equity	490,403	640,173
	$804,749	$954,693

(1) Derived from the December 31, 2006 audited financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in Medarex’s Annual Report on Form 10-K for the year ended December 31, 2006.

MEDAREX, INC.

Condensed Statements of Operations

(non-GAAP Basis)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006

Contract and license revenues	$6,648	$6,523	$19,693	$20,861
Reimbursement of development costs	5,454	5,714	14,990	15,800
Total revenues	12,102	12,237	34,683	36,661
Costs and expenses:
Research and development	44,649	43,180	127,093	128,183
General and administrative	7,271	11,560	22,870	23,729
Operating loss	(39,818)	(42,503)	(115,280)	(115,251)
Equity in net loss of affiliate	—	—	—	(1,037)
Interest income (expense) net	3,524	3,610	10,526	8,853

Loss before provision for income taxes	(36,294)	(38,893)	(104,754)	(107,435)
Provision for income taxes	1	37	3	321
Net loss	$(36,295)	$(38,930)	$(104,757)	$(107,756)

Basic and diluted net loss per share	$(0.29)	$(0.31)	$(0.83)	$(0.90)

Weighted average number of common shares outstanding during the year - basic and diluted	127,125	124,555	126,200	119,698

MEDAREX, INC.

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss (1)

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006

GAAP Net income (loss)	$(51,555)	(45,941)	$17,756	$(123,995)
Celldex Net loss (2)	4,007	4,187	11,355	11,952
Minority interest - Celldex (2)	(1,602)	(1,675)	(4,542)	(4,781)
Stock-Based compensation expense (3)	5,955	4,499	13,776	12,270
Acquisition of in-process technology	6,900	—	6,900	—
Impairment loss on investments	—	—	2,141	—
Non-cash gain on loss of significant influence in Genmab (4)	—	—	—	(3,202)
Gain on sale of Genmab stock (5)	—	—	(152,143)	—
Non-GAAP Net loss	$(36,295)	$(38,930)	$(104,757)	$(107,756)

GAAP Net loss per share, per share, basic and diluted	$(0.41)	$(0.37)	$0.14	$(1.04)

Non-GAAP Net loss per share, basic and diluted	$(0.29)	$(0.31)	$(0.83)	$(0.90)

Shares used in computing basic and diluted Non-GAAP net loss per share	127,125	124,555	126,200	119,698

(1)     Non-GAAP amounts are intended to illustrate Medarex’s results of operations for the three and nine months ended September 30, 2007 and 2006 excluding the items discussed below. Management of Medarex believes, the Non-GAAP results provide insight into Medarex’s preformance by focusing on results generated by its ongoing operations.

(2)     In management’s view, the operations of Celldex are not necessarily indicative of or directly attributable to the Company’s continuing operations.

(3)     For the three and nine months ended September, 2007, the Company incurred $6.0 million and $13.8 million in stock compensation expense of which $2.4 million and $6.8 million is included in research and development expenses and $2.2 million and $3.4 millionis included in general and administrative expenses. Stock compensation expense includes costs associated with stock awards including stock options which were recorded in accordance with the provisions of FAS 123(R). FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. The Company adopted FAS 123(R) on a modified prospective basis beginning on January 1, 2006.

(4)     In connection with a reduction in the Company’s ownership percentage of Genmab below 20%,  accumulated other comprehensive income asssociated with the investment was first offset aginst the remaining carrying value of the investment ($2.2 million) reducing the balance to zero, with the remaining balance ($3.2 million) recorded as a non-cash gain in accordance with FASB Staff Position APB 18-1, Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for in Accordance with ABP Opinion No. 18 upon a Loss of Significant Influence.

(5)     On February 17, 2007, the Company completed the sale of 2,578,500 shares of Genmab through a block trade. The Company received net proceeds of approximately $152.1 million from this sale.